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[HARRIS CORPORATION LETTERHEAD]



[HARRIS CORPORATION LOGO]                                          NEWS RELEASE

FOR IMMEDIATE RELEASE

MEDIA INQUIRIES:                              INVESTOR RELATIONS INQUIRIES:
---------------                               ----------------------------
Tom Hausman                                   Pamela Padgett
Director Public Relations                     Vice President Investor Relations
321-727-9131                                  321-727-9383
thausm01@harris.com                           ppadge01@harris.com

                 Harris Corporation Completes Cash Tender Offer
                         For Exigent International, Inc.

MELBOURNE, FL, MAY 16, 2001 - Harris Corporation (NYSE:HRS), a worldwide communications equipment company, announced today the successful completion of the cash tender offer for Exigent International, Inc. (NASDAQ Small Cap:XGNT), a software and services business.

All shares of Exigent common stock validly tendered and not withdrawn prior to the expiration of the tender offer at midnight last night have been accepted for payment of $3.55 per share. Harris has been advised by Mellon Investor Services L.L.C., the depositary for the tender offer, that approximately 5,552,000 shares of Exigent common stock (in excess of 91.6% of the outstanding shares) have been validly tendered and not withdrawn, including pursuant to guaranteed delivery procedures.

Harris intends to complete the acquisition of Exigent's remaining outstanding shares by merging Manatee Merger Corp. into Exigent, after which Exigent will become a wholly-owned subsidiary of Harris. In the merger, all shares of common stock not tendered will be converted into the right to receive $3.55 per share.

Exigent will be integrated into Harris' Government Communications Systems business. Exigent has approximately 260 employees, primarily at engineering and service centers in Melbourne, Florida, and the Washington, D.C. area, with smaller centers located in Colorado and North Carolina. Exigent provides software and services for satellite command and control, telecommunications, and information technology, primarily for government markets. The acquisition is expected to be accretive to Harris' earnings during the first full year of operations.

"The government service business is a core competency for Harris, and Exigent fits right in our sweet spot," commented Bob Henry, president of Harris' Government Communications Systems business. "Professional services for government customers is a high-growth business, and we believe the combination of our two businesses will significantly expand our opportunities for market expansion. Exigent has a very talented technical workforce, an excellent reputation, and important on-site presence with a key group of customers and programs. In addition, they have developed valuable technology for

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software defined radios that will allow us to pursue new strategically important government contracts and to leverage this technology into the other Harris divisions. Harris has established an impressive record of government contract wins over the past two years, and we know the addition of Exigent's outstanding employees to our business will allow us to maintain the upward momentum."

Harris Corporation is an international communications equipment company focused on providing product, system and service solutions that take its customers to the next level. The company provides a wide range of products and services for microwave, broadcast, network support, secure tactical radio, and government systems markets. Harris has sales and service facilities in more than 90 countries. Additional information about Harris Corporation is available at www.harris.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking" statements within the meaning of the federal securities laws. These forward-looking statements can be identified by reference to words such as "expect," "believe," "anticipate," "plan," or similar expressions and involve risks and uncertainties, including the ability to successfully integrate Exigent into Harris. Harris' actual results in future periods may differ materially from those set forth in such forward-looking statements. Other factors which may cause Harris' results to differ from those set forth in forward looking statements may be described in Harris' SEC filings.